Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
CODY RESOURCES, INC.,
CDI ACQUISITION, INC.
and
CHROMADEX, INC.
May 21, 2008

i

ii

LIST OF EXHIBITS

Exhibits

Exhibit A	Articles of Incorporation of Surviving Corporation

Exhibit B	By-laws of Surviving Corporation

Exhibit C	Directors and Officers of Surviving Corporation

Exhibit D	Letter of Transmittal

Exhibit E	Written Consent

Exhibit F	Post-Closing Directors of Parent

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is entered into as of May 21, 2008 by and among CODY RESOURCES, INC., a Nevada corporation (“Parent”), CDI ACQUISITION, INC., a California corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”), and CHROMADEX, INC., a California corporation (the “Company”).
R E C I T A L S
A. The Company is primarily engaged in the business of creating and supplying botanical reference standards along with related phytochemical products and services (the “Business”).
B. The Board of Directors of each of Parent, Acquisition Corp. and the Company has approved, and deems it advisable and in the best interests of its stockholders to consummate, the acquisition of the Company by Parent, which acquisition is to be effected by the merger of Acquisition Corp. with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement (as defined in Article I).
C. The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.
A G R E E M E N T
In consideration of the mutual agreements and covenants hereinafter set forth, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement shall have the following meanings:
“Acquisition Corp.” shall have the meaning given to such term in the preamble to this Agreement.
“Action” shall mean any claim, action, suit, litigation, proceeding, investigation, arbitration, mediation or other dispute.
“Affiliate” shall mean, with respect to any Person, any Person, directly or indirectly, controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions of this Agreement.
“Ancillary Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company, Parent or Acquisition Corp. in connection with the consummation of the transactions contemplated by this Agreement, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Articles of Incorporation” shall have the meaning given to such term in Section 2.3(a) hereof.
“Business” shall have the meaning given to such term in Recital A.
“By-laws” shall have the meaning given to such term in Section 2.3(b) hereof.
“CGCL” shall mean the General Corporation Law of the State of California, as amended.
“Closing” shall have the meaning given to such term in Section 2.5 hereof.
“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.
“Code” shall have the meaning given to such term in Recital C.
“Commission” shall mean the United States Securities and Exchange Commission.
“Common Stock Options” shall have the meaning given to such term in Section 3.3(a) hereof.
“Company” shall have the meaning given to such term in the preamble to this Agreement.
“Company Balance Sheet” shall have the meaning given to such term in Section 4.5 hereof.
“Company Balance Sheet Date” shall have the meaning given to such term in Section 4.5 hereof.
“Company Common Stock” shall have the meaning given to such term in Section 4.3 hereof.
“Company Disclosure Schedule” shall mean the Company’s Disclosure Schedules to this Agreement.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, certificates, franchises, qualifications, accreditation, waivers, approvals and other rights from, and filings with, any governmental authority, used in or relating to a Person’s business.
“Contract” shall mean all contracts, agreements, leases, licenses, commitments, instruments, guarantees, bids, orders, proposals and all oral understandings.
“Dissenting Shares” shall have the meaning given to such term in Section 3.2(d) hereof.
“Effective Time” shall have the meaning given to such term in Section 2.2 hereof.
“Employee Benefit Plans” shall have the meaning given to such term in Section 4.13 hereof.
“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.
“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.
“Evaluation Date” shall have the meaning given to such term in Section 5.5(d) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.
“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States applied on a consistent basis during the respective periods.
“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas; or (d) mold.

“Indebtedness” shall mean any obligation of a Person that under GAAP is required to be shown on the balance sheet of such Person as a Liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of a Person shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.
“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an accounts payable or expense accrual incurred or assumed in the ordinary course of business of the Person; (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money; or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.
“Intellectual Property” shall have the meaning given to such term in Section 4.12(b) hereof.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
“Letter of Transmittal” shall have the meaning given to such term in Section 3.2(a) hereof.
“Liability” shall mean any and all liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.
“Material Adverse Effect” shall mean any change, effect or circumstance that by itself, or together with other changes, effects and circumstances is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or prospects of a Person and its subsidiaries, taken as a whole, or to the ability of such Person to perform its obligations under this Agreement or any of the Ancillary Agreements to which such Person is a party
“Merger” shall have the meaning given to such term in Recital B.
“Merger Consideration” shall have the meaning given to such term in Section 3.1(b) hereof.
“Most Recent Parent SEC Documents” shall have the meaning given to such term in Section 5.5(b) hereof.

“Parent” shall have the meaning given to such term in the preamble to this Agreement. In addition, “Parent” shall mean the Delaware corporation for which Parent shall merge with and into on or before the Closing Date for the sole purpose of changing the domicile of Parent from the State of Nevada to the State of Delaware.
“Parent Balance Sheet” shall have the meaning given to such term in Section 5.6 hereof.
“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 5.11 hereof.
“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
“Parent Disclosure Schedule” shall mean Parent’s and Acquisition Corp.’s Disclosure Schedules to this Agreement.
“Parent Financial Statements” shall have the meaning given to such term in Section 5.5(b) hereof.
“Parent SEC Documents” shall have the meaning given to such term in Section 5.5(b) hereof.
“Parent SEC Reports” shall have the meaning given to such term in Section 5.5(a) hereof.
“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Person that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.
“Selling Expenses” shall mean all costs, fees and expenses of outside professionals incurred by Parent, Acquisition Corp. or any of the stockholders of Parent relating to the Merger or otherwise incurred in connection with the process of marketing Parent to potential buyers, whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses and title policy and survey fees.

“Shareholder” shall mean any record holder of Company Common Stock.
“Subsidiary” shall have the meaning given to such term in Section 4.1 hereof.
“Surviving Corporation” shall have the meaning given to such term in Section 2.1 hereof.
“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).
“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.
“Tax Sharing Agreements” shall have the meaning given to such term in Section 4.11 hereof.
“Written Consent” shall have the meaning given to such term in Section 3.2(a) hereof.
ARTICLE II
THE MERGER
2.1 Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Acquisition Corp. shall be merged with and into the Company in accordance with the CGCL. Following the Effective Time, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).
2.2 Effective Time. The Company and Acquisition Corp. shall cause to be filed on the Closing Date (or on such other date as the Company and Parent may agree in writing) a properly executed agreement of merger, together with the appropriate officers’ certificates attached thereto, conforming to the requirements of the CGCL, with the office of the Secretary of State of the State of California, and shall make all other filings or recordings required by the CGCL in connection with the Merger. The Merger shall become effective at the later of such time as the agreement of merger is duly filed in accordance with the CGCL with the office of the Secretary of State of the State of California or such later time as specified in the agreement of merger, and such time is hereinafter referred to as the “Effective Time.”

2.3 Articles of Incorporation; By-laws; Directors and Officers.
(a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit A hereto, shall be the articles of incorporation of the Surviving Corporation (the “Articles of Incorporation”) until thereafter changed or amended as provide therein or in accordance with applicable law.
(b) The by-laws of the Company as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit B hereto, shall be the by-laws of the Surviving Corporation (the “By-laws”) until thereafter changed or amended as provided therein or in accordance with applicable law.
(c) The individuals identified on Exhibit C hereto under the heading “Directors” shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws. The individuals identified on Exhibit C hereto under the heading “Officers” shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws.
2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.
2.5 Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place: (i) at the offices of Andrew J. Levinson, Attorney at Law, 1350 Broadway, 11th Floor, New York, New York at 10:00 a.m. local time on the date on which all of the conditions to the Closing set forth in Article VIII hereof shall have been fulfilled or waived in accordance with this Agreement (other than conditions that can be satisfied only at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or (ii) at such other place, time and date as the Company and Parent may agree in writing (the “Closing Date”).

ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES
3.1 Manner and Basis of Converting Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Acquisition Corp.:
(a) Acquisition Corp. Stock. Each share of common stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, such that, after giving effect to Section 3.1(b) hereof, Parent shall be the holder of all of the issued and outstanding shares of common stock of the Surviving Corporation immediately following the Merger.
(b) Company Common Stock. Except as provided in Section 3.1(c) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of Parent Common Stock (the “Merger Consideration”).
(c) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional share of Parent Common Stock that a record holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded up to the nearest whole number of shares of Parent Common Stock.
3.2 Surrender and Exchange of Certificates.
(a) Letter of Transmittal. Promptly after the execution of this Agreement, the Company shall deliver, or cause to be delivered, to each record holder of Company Common Stock (i) a letter of transmittal in the form attached hereto as Exhibit D (“Letter of Transmittal”), together with instructions for use in effecting the surrender of certificate(s) representing ownership of Company Common Stock, and (ii) an execution copy of the written consent of shareholders of the Company in the form attached hereto as Exhibit E (the “Written Consent”).
(b) Exchange Procedures. Parent shall issue to each former record holder of Company Common Stock, upon delivery to Parent (or a duly authorized agent of Parent) of (i) certificate(s) formerly representing ownership of Company Common Stock endorsed in blank or accompanied by duly executed stock powers (or an affidavit of lost certificate and indemnification in form and substance reasonably acceptable to Parent stating that, among other things, the former record holder has lost its, his or her certificate(s) or that such certificate(s) have been destroyed) and (ii) a properly completed and duly executed Letter of Transmittal, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof. Subject to Section 3.2(d) hereof, until the certificate(s) (or affidavit) is delivered together with the Letter of Transmittal in the manner contemplated by this Section 3.2(b), each certificate (or affidavit) previously representing ownership of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive Parent Common Stock and the former record holders thereof shall cease to have any other rights with respect to its, his or her Company Common Stock.

(c) Termination of Exchange Process. Any Parent Common Stock that remains unclaimed by a former record holder of Company Common Stock at the first anniversary of the Effective Time may be deemed “abandoned property” subject to applicable abandoned property, escheat and other similar laws in the State in which the former record holder resides. None of the Company, Parent, Acquisition Corp. or the Surviving Corporation shall be liable to any person in respect of any Parent Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(d) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to any such applicable law; provided, however, that if, after the Effective Time, such Shareholder fails to perfect or withdraws or loses its, his or her right to appraisal or otherwise fails to establish the right to be paid the value of such Shareholder’s shares of Company Common Stock under such applicable law, such shares of Company Common Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of Company Common Stock shall no longer be Dissenting Shares. All negotiations with respect to payment for Dissenting Shares shall be handled jointly by Parent and the Company prior to the Closing and exclusively by Parent thereafter.
(e) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Common Stock are presented to the Surviving Corporation, these certificates shall be canceled and exchanged for the number of shares of Parent Common Stock to which the former record holder may be entitled pursuant to Section 3.1 hereof.

3.3 Options, Warrants.
(a) Common Stock Options. The Company has issued and outstanding warrants and options to purchase shares of Company Common Stock (collectively, the “Common Stock Options”). At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding Common Stock Options, Parent shall assume all of the Company’s liabilities, obligations and commitments under each Common Stock Option, including any equity incentive plans of the Company pertaining thereto, and, as a result thereof, each Common Stock Option shall be converted into the right to acquire one (1) share of Parent Common Stock at an exercise price equal to the exercise price stated in the Common Stock Option, subject in all respects to all other terms and conditions of the Common Stock Option. Except for the change in security underlying the Common Stock Options from Company Common Stock to Parent Common Stock, it is the intent of the parties hereto that the Common Stock Options shall continue after the Effective Time, and that the terms and conditions of the Common Stock Options shall otherwise remain unchanged.
(b) No Fractional Shares. Notwithstanding anything to the contrary in this Section 3.3, no fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional share of Parent Common Stock that a Person would otherwise be entitled to receive as a result of the transactions referenced in this Section 3.3 shall be rounded up to the nearest whole number of shares of Parent Common Stock.
3.4 Parent Common Stock. Parent shall reserve a sufficient number of shares of Parent Common Stock to complete the conversion and exchange of Company Common Stock into Parent Common Stock contemplated by Sections 3.1 and 3.2 hereof and the issuance of any Parent Common Stock in accordance with Section 3.3 hereof. Parent covenants and agrees that immediately prior to the Effective Time there will be no more than 4,500,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities of Parent, or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or equity securities of Parent, shall be issued or outstanding at the Effective Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise set forth in Company Disclosure Schedule to be delivered by the Company to Parent and Acquisition Corp. concurrently with the execution of this Agreement, the Company represents and warrants as follows:
4.1 Organization. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of California, (ii) has all Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except with respect to the foregoing clauses (i) and (ii) where such failure could not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing could not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries other than ChromaDex Analytics, Inc., a Nevada corporation (“Subsidiary”).

4.2 Authorization; Validity of Agreement. The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Company and no other corporate action (except the approval of the Shareholders with respect to the approval of the principal terms of the Merger) on the part of the Company or any of its Shareholders is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at Closing each of the Ancillary Agreements will have been, duly executed and delivered by the Company (and assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Corp.) is, or at Closing shall be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 110,000,000 shares, of which (i) 100,000,000 shares have been designated “Common Stock” (“Company Common Stock”), of which 24,744,917 shares are issued and outstanding, and (ii) 10,000,000 shares have been designated “Preferred Stock,” of which no shares are issued or outstanding. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there are issued and outstanding Company Stock Options to purchase up to 4,616,240 shares of Company Common Stock.
4.4 Consents and Approvals; No Violations. Except for (i) approval of the principal terms of the Merger by the Shareholders and (ii) filing of an agreement of merger, together with the appropriate officers’ certificates thereto, with the office of the Secretary of State of the State of California, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements by the Company, nor the consummation of the transactions contemplated hereby and thereby will, (a) violate any provision of the Articles of Incorporation or By-laws; (b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of the Company or Subsidiary under, Contract to which the Company or Subsidiary or any of their respective properties may be bound; (c) require the Consent of any governmental entity by or with respect to the Company or Subsidiary; or (d) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or Subsidiary or any of their respective properties or assets.

4.5 Financial Statements. The Company has delivered or made available as of the date hereof or shall, prior to the Closing Date, deliver or make available to Parent, (i) the Company’s audited consolidated balance sheet for the fiscal year ended December 29, 2007, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for the fiscal year ended December 29, 2007, and (ii) the Company’s internally prepared balance sheet (the “Company Balance Sheet”) for the fiscal quarter ended March 29, 2008, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for the fiscal quarter ended March 29, 2008 (the “Company Balance Sheet Date”). The foregoing financial statements (including any notes thereto) (i) have been prepared based upon the books and records of the Company, (ii) except in the case of the Company’s March 29, 2008 financial statements for the absence of footnote disclosure and the customary year-end accruals and adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein), and (iii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as at their respective dates and for the periods then ended.
4.6 No Undisclosed Liabilities. Except for (i) Liabilities reflected on the Company Balance Sheet or the notes thereto, (ii) trade payables and accrued or accruable expenses incurred since the Company Balance Sheet Date in the ordinary course of the Business, consistent with past practices, (iii) contract obligations under the Contracts listed in the Company Disclosure Schedule, and (iv) the additional Liabilities set forth in the Company Disclosure Schedule, the Company does not have any material Liabilities (whether accrued, absolute, or contingent, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).
4.7 Litigation. There is no Action pending or, to the knowledge of the Company, threatened, involving the Company or Subsidiary or affecting any of the officers, directors or employees of the Company or Subsidiary with respect to the Company’s or any Subsidiary’s business by or before any governmental entity or by any third party. Neither the Company nor Subsidiary is in default under any judgment, order or decree of any governmental entity applicable to its business which could reasonably be expected to result in a Material Adverse Effect.
4.8 No Default; Compliance with Applicable Laws. The Company is not in default or violation of any material term, condition or provision of (i) the Articles of Incorporation or By-laws or (ii) to the knowledge of the Company, any law applicable to the Company or its property and assets, and the Company has not received notice of any violation of or Liability under any of the foregoing (whether material or not).
4.9 Broker’s and Finder’s Fees. Except as set forth in the Company Disclosure Schedule, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity in connection with the negotiations relating to, and the consummation of, the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.10 Assets and Contracts. Except for this Agreement and except as described in the Company Disclosure Schedule, the Company is not a party to any Contract not made in the ordinary course of business that is material to the Company. Without limiting the generality of the foregoing, the Company is not a party to any contract (i) with a labor union, (ii) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (iii) for the employment of any officer, individual employee or other Person on a full-time basis, (iv) with respect to bonus, pension, profit sharing, retirement, stock purchase, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding any or all of the employees of the Company or any other Person, (v) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (vi) guaranteeing any Indebtedness, (vii) under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year and with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (viii) under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (ix) granting any preemptive right, right of first refusal or similar right to any Person, (x) with any Affiliate of the Company or any present or former officer, director or shareholder of the Company, (xi) obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (xii) containing a covenant not to compete or other restriction on the Company’s ability to conduct a business or engage in any other activity, (xiii) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (xiv) regarding registration of securities under the Securities Act, (xv) characterized as a collective bargaining agreement, or (xvi) with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $100,000. The Company has made available to Parent and Acquisition Corp. true and complete copies of all Contracts and other documents requested by Parent or Acquisition Corp.
4.11 Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign Actions relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed Actions relating to Taxes or any Tax Returns. The Company is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. The Company is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreements.

4.12 Patents and Other Intangible Assets.
(a) Except as set forth in the Company Disclosure Schedule, the Company (i) owns or has the right to use, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of the Business as now conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any obligation to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.
(b) To the knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others. All Intellectual Property can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.
4.13 Employee Benefit Plans; ERISA.
(a) All “employee benefit plans” (within the meaning of Section 3(3) of ERISA) of the Company and other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type, other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded (collectively, “Employee Benefit Plans”), are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.
(b) There are no pending claims or lawsuits that have been asserted or instituted against any Employee Benefit Plan of the Company, the assets of any of the trusts or funds under the Employee Benefit Plans of the Company, the plan sponsor or the plan administrator of any of the Employee Benefit Plans of the Company or against any fiduciary of an Employee Benefit Plan of the Company with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(c) There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.
(d) No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the Company Balance Sheet, and no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
(e) No events have occurred or are reasonably expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing such Employee Benefit Plan.
4.14 Title to Property and Encumbrances. The Company has good and marketable title to all properties and assets used in the conduct of the Business (except for property held under valid and subsisting leases or licenses which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances that would not reasonably be expected to result in a Material Adverse Effect.
4.15 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s existing business.
4.16 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are reasonable under the circumstances. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No Action or, to the knowledge of the Company, threat of Action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.
4.17 Interested Party Transactions. Except as disclosed in the Company Disclosure Schedule, no officer, director or shareholder of the Company or any Affiliate of any such Person or the Company has or has had, either directly or indirectly, (i) an interest in any Person that (a) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (b) purchases from or sells or furnishes to the Company any goods or services, or (ii) a beneficial interest in any Contract to which the Company is a party or by which it may be bound or affected.

4.18 Environmental Matters.
(a) To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.
(b) To the knowledge of the Company, the historical and present operations of the Business are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
(c) There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with the Business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(d) To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any Action and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.
Except as otherwise set forth in the Parent SEC Documents or in the Parent Disclosure Schedule to be delivered by Parent and Acquisition Corp. to the Company concurrently with the execution of the Agreement, Parent and Acquisition Corp., jointly and severally, represent and warrant to the Company as follows:
5.1 Organization. Each of Parent and Acquisition Corp. (i) is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization, (ii) has all Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except with respect to the foregoing clauses (i) and (ii) where such failure could not reasonably be expected to have a Material Adverse Effect. Each of Parent and Acquisition Corp. is duly qualified or authorized to conduct business and is in good standing as a foreign corporation in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing could not reasonably expected to result in a Material Adverse Effect.
5.2 Authorization; Validity of Agreement. Each of Parent and Acquisition Corp. has the requisite corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Acquisition Corp. of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each of Parent and Acquisition Corp. and the sole shareholder of Acquisition Corp., and no other action on the part of either of Parent and Acquisition Corp. is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation by either of Parent or Acquisition Corp. of the transactions contemplated hereby or thereby. This Agreement has been, and at Closing each of the Ancillary Agreements shall have been, duly executed and delivered by Parent and Acquisition Corp. (and assuming due and valid authorization, execution and delivery hereof by the Company) is, or at Closing shall be, a valid and binding obligation of each of Parent and Acquisition Corp., enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 Capitalization of Parent and Acquisition Corp.
(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 16,038,473 shares are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and, were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. Except as set forth in the Parent Disclosure Schedule, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating Parent to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. Except as set forth in the Parent Disclosure Schedule, (i) there are no contracts relating to the issuance, sale, transfer or voting of any equity securities or securities convertible into equity securities of the Company and (ii) there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. Except for Acquisition Corp., the Company has no direct or indirect subsidiaries.
(b) The authorized capital stock of Acquisition Corp. consists of 1,000,000 shares of “Common Stock,” of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Acquisition Corp. are owned by Parent and have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating Acquisition Corp. to issue, directly or indirectly, any additional shares of its capital stock or other equity securities of Acquisition Corp.. There are no contracts relating to the issuance, sale, transfer or voting of any equity securities or securities convertible into equity securities of Acquisition Corp. and (ii) there is no obligation, contingent or otherwise, of Acquisition Corp. to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Acquisition Corp. or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. Acquisition Corp. has no direct or indirect subsidiaries.
(c) Acquisition Corp. is a California corporation and a wholly-owned subsidiary of Parent that was formed specifically for the purpose of merging with and into the Company in connection with the Merger and has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and as may otherwise be necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.4 Consents and Approvals; No Violations. Except for (a) approval of the Merger by Parent (in its capacity as the sole shareholder of Acquisition Corp.) and (b) filing of the agreement of merger, together with the appropriate officers’ certificates attached thereto, with the office of the Secretary of State of the State of California, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements by Parent or Acquisition Corp. nor the consummation of the transactions contemplated hereby and thereby will (i) violate any provision of its charter or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of Parent or Acquisition Corp. or any subsidiary of Parent or Acquisition Corp under, any Contract to which Parent or Acquisition Corp or any subsidiary of Parent or Acquisition Corp or any of their respective properties may be bound; (iii) require any Consent with any governmental entity by or with respect to Parent or Acquisition Corp or any subsidiary of Parent or Acquisition Corp; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition Corp or any subsidiary of Parent or Acquisition Corp or any of their respective properties or assets.
5.5 Financial Statements and Other Information.
(a) Parent is an “issuer” under the Exchange Act, that is required to file reports with the Commission under Section 13 of the Exchange Act (the “Parent SEC Reports”). Parent has filed all Parent SEC Reports required to be filed by it during the 12 months immediately preceding the date of this Agreement with the SEC. The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act or the Exchange Act, as applicable; (ii) except as disclosed on the Parent Disclosure Schedule, were timely filed within the requirements of the Securities Act or the Exchange Act, as applicable; (iii) included all necessary certifications of the principal executive officer, principal accounting officer and principal financial officer as required to be filed pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; and (iv) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; the representation in clause (iv) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that has since been superseded by subsequent Parent SEC Reports.
(b) Parent has furnished or made available to the Company copies of its annual report and Form 10-K for the fiscal year ended November 30, 2007, as well as its Form 10-Q for the quarter ended February 29, 2008 (collectively, the “Parent SEC Documents”). The financial statements (the “Parent Financial Statements”) set forth in the Parent SEC Documents dated April 14, 2008 (the “Most Recent Parent SEC Documents”) have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of Parent as of, and for the periods ended on, the dates set forth in such Parent SEC Documents.
(c) Parent has complied in all material respects with all applicable securities laws pertaining to the issuance of all of its currently outstanding capital stock and has fully and timely filed all material reports and filings required by applicable securities laws. Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent, including Acquisition Corp, is made known to the certifying officers by others within those entities, particularly during the period in which Parent’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for Parent’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). Parent presented in the Most Recent Parent SEC Documents the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Parent’s internal controls (as such term is defined in Item 308(c) of Regulation S-B under the Exchange Act) or in other factors that could significantly affect Parent’s internal controls.
(e) As of the date hereof, shares of Parent Common Stock are eligible for quotation on the Over-the-Counter (OTC) Bulletin Board under the symbol CDYE.OB and, as of the date hereof and the Closing Date, Parent is and will be in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and Parent Common Stock.
5.6 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any Liability arising out of any transaction entered into at or prior to the Closing, except (i) as disclosed in the Parent SEC Documents; (ii) to the extent set forth on or reserved against in the balance sheet of Parent set forth in the Most Recent Parent SEC Documents (the “Parent Balance Sheet”) or the notes thereto; and (iii) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.
5.7 Litigation. There is no Action pending or, to the knowledge of Parent and Acquisition Corp., threatened, involving Parent or Acquisition Corp., any subsidiary of Parent or Acquisition Corp., or affecting the officers, directors or employees of Parent or Acquisition Corp. or any subsidiary of Parent or Acquisition Corp., with respect to Parent’s and Acquisition Corp.’s, or any of Parent’s or Acquisition Corp.’s subsidiaries, business by or before any governmental entity or by any third party and neither Parent or Acquisition Corp. nor any subsidiary of Parent or Acquisition Corp. has received notice that any such Action is threatened. Neither Parent or Acquisition Corp. nor any subsidiary of Parent or Acquisition Corp. is in default under any judgment, order or decree of any governmental entity applicable to its business.

5.8 No Default; Compliance with Applicable Laws. Neither Parent, Acquisition Corp. nor any subsidiary of Parent or Acquisition Corp. is in default or violation of any material term, condition or provision of (i) their respective charter, by-laws or similar organizational documents or (ii) any law applicable to Parent, Acquisition Corp. or any subsidiary of Parent or Acquisition Corp. or any of their respective property and assets and neither Parent, Acquisition Corp. nor any subsidiary of Parent or Acquisition Corp. has received notice of any violation of or Liability under any of the foregoing (whether material or not).
5.9 Broker’s and Finder’s Fees; Broker/Dealer Ownership. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement and the Ancillary Agreements or with respect to the consummation of the transactions contemplated hereby and thereby.
5.10 Assets and Contracts. Except for this Agreement and except as attached as exhibits to the Parent SEC Documents, neither Parent nor Acquisition Corp. is a party to any Contract not made in the ordinary course of business that is material to Parent or Acquisition Corp.. Without limiting the generality of the foregoing, neither Parent nor Acquisition Corp. is a party to any Contract (i) with a labor union, (ii) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (iii) for the employment of any officer, individual employee or other Person on a full-time basis, (iv) with respect to bonus, pension, profit sharing, retirement, stock purchase, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding any or all of the employees of Parent or Acquisition Corp. or any other Person, (v) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent or Acquisition Corp. to any Lien or evidencing any Indebtedness, (vi) guaranteeing any Indebtedness, (vii) under which Parent or Acquisition Corp. is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year and with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (viii) under which Parent or Acquisition Corp. is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent or Acquisition Corp., (ix) granting any preemptive right, right of first refusal or similar right to any Person, (x) with any Affiliate of Parent or Acquisition Corp. or any present or former officer, director or stockholder of Parent or Acquisition Corp., (xi) obligating Parent or Acquisition Corp. to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (xii) containing a covenant not to compete or other restriction on Parent’s or Acquisition Corp.’s ability to conduct a business or engage in any other activity, (xiii) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (xiv) regarding registration of securities under the Securities Act, (xv) characterized as a collective bargaining agreement, or (xvi) with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by Parent or Acquisition Corp. in excess of $100,000. Parent has made available to the Company true and complete copies of all Contracts and other documents requested by the Company.

5.11 Tax Returns and Audits. All required federal, state and local Tax Returns of Parent and Acquisition Corp. have been duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. Neither Parent nor Acquisition Corp. is or has been delinquent in the payment of any Tax. Neither Parent nor Acquisition Corp. has had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of Parent’s or Acquisition Corp.’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent and Acquisition Corp. as of February 29, 2008 (the “Parent Balance Sheet Date”). Since the Parent Balance Sheet Date, each of Parent and Acquisition Corp. have made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Each of Parent and Acquisition Corp. have withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign Actions relating to Taxes or any Tax Returns of Parent or Acquisition Corp. now pending, and neither Parent nor Acquisition Corp. has received any notice of any proposed Actions relating to Taxes or any Tax Returns. Neither Parent nor Acquisition Corp. is obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. Neither Parent nor Acquisition Corp. has agreed nor is it required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Neither Parent nor Acquisition Corp. is a party to, is bound by or has any obligation under, any Tax Sharing Agreement, nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreements.
5.12 Employee Benefit Plans; ERISA. Neither Parent nor Acquisition Corp. has any Employee Benefit Plans.
5.13 Title to Property and Encumbrances. Each of Parent and Acquisition Corp. has good and marketable title to all properties and assets used by it in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances that would not reasonably be expected to result in a Material Adverse Effect.
5.14 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring Parent, Acquisition Corp. and their respective properties, products and business against such losses and risks, and in such amounts, as are reasonable under the circumstances. Neither Parent nor Acquisition Corp. has been refused any insurance coverage sought or applied for, and neither Parent nor Acquisition Corp. has reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of Parent or Acquisition Corp. No Action or, to the knowledge of Parent and Acquisition Corp., threat of Action has been asserted or made against Parent or Acquisition Corp. due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by Parent or Acquisition Corp..

5.15 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of Parent or Acquisition Corp. or any Affiliate of any such Person has or has had, either directly or indirectly, (i) an interest in any Person that (a) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or Acquisition Corp. or (v) purchases from or sells or furnishes to Parent or Acquisition Corp. any goods or services, or (ii) a beneficial interest in any Contract to which Parent or Acquisition Corp. is a party or by which it may be bound or affected.
5.16 Environmental Matters.
(a) Neither Parent nor Acquisition Corp. has ever generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any license, leasehold or ownership interest, except in compliance with all applicable Environmental Laws.
(b) The historical and present operations of Parent’s and Acquisition Corp.’s business are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
(c) There are no material pending or, to the knowledge of Parent and Acquisition Corp., threatened, demands, claims, information requests or notices of noncompliance or violation against or to Parent or Acquisition Corp. relating to any Environmental Law; and, to the knowledge of Parent and Acquisition Corp., there are no conditions or occurrences on any of the real property used by Parent or Acquisition Corp. in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Parent or Acquisition Corp., except such as have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(d) (i) Neither Parent nor Acquisition Corp. has sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) neither Parent nor Acquisition Corp. is involved in (and has no basis to reasonably expect to be involved in) any Action and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) each of Parent and Acquisition Corp. has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Changes. Since Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, neither Parent nor Acquisition Corp. has (i) incurred any debts, obligations or Liabilities, absolute, accrued or, to Parent’s and Acquisition Corp.’s knowledge, contingent, whether due or to become due; (ii) discharged or satisfied any Liens; (iii) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible; (iv) sold, transferred or leased any of its assets; (v) cancelled or compromised any debt or claim, or waived or released any right of material value; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (vii) encountered any labor union difficulties; (viii) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or entered into any employment agreement; (ix) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto; (x) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock; (xi) suffered or experienced any change in, or condition affecting, the financial condition of Parent or Acquisition Corp.; (xii) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (xiii) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party; (xiv) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date; (xv) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant; (xvi) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate; or (xvii) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.
5.18 Questionable Payments. Neither Parent, Acquisition Corp. nor to the knowledge of Parent or Acquisition Corp., any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or Acquisition Corp., has used any corporate funds for (i) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books of record of any such corporations, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

5.19 Employees. Except as set forth in the Parent SEC Documents, there are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Parent or Acquisition Corp. Neither Parent nor Acquisition Corp. is a party to or bound by any collective bargaining agreement, nor has Parent or Acquisition Corp. experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. Neither Parent nor Acquisition Corp. has committed any material unfair labor practice.
5.20 Validity of Shares. The shares of Parent Common Stock to be issued to the Shareholders in accordance with Article III hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable.
5.21 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor Acquisition Corp. nor anyone acting on their behalf has offered to sell Parent Common Stock by any form of general solicitation or advertising.
5.22 Disclosure. There is no fact relating to Parent or Acquisition Corp. that Parent and Acquisition Corp. has not disclosed to the Company in writing that has had or is having a Material Adverse Effect. No representation or warranty by Parent or Acquisition Corp. herein or exhibits hereto by Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.
ARTICLE VI
CONDUCT OF BUSINESSES PENDING THE MERGER
6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:
(a) the business of the Company shall be conducted only in the ordinary course consistent with the past practice; and
(b) the Company shall use its reasonable best efforts to preserve intact the Business, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it.
6.2 Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated expressly permitted by this Agreement:
(a) the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course consistent with past practice;

(b) neither Parent nor Acquisition Corp. shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its articles of incorporation or by-laws; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;
(c) neither Parent nor Acquisition Corp. shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (ii) acquire or dispose of any assets; (iii) incur additional Indebtedness or any other Liabilities; (iv) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement; or (v) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;
(d) Each of Parent and Acquisition Corp. shall use its best efforts to preserve intact the business of Parent and Acquisition Corp., to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with Parent and Acquisition Corp.;
(e) neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, directly or indirectly, solicit, initiate or encourage any inquiries, offers or proposals from, discuss, assist or negotiate with, provide any information to, or consider the merits of any inquiries, offers or proposals from, any Person (other than the Company) relating to (i) the liquidation, dissolution, sale of assets of Parent or Acquisition Corp.; (ii) a merger or recapitalization involving Parent or Acquisition Corp.; (iii) a sale of capital stock of Parent or Acquisition Corp., or (iv) any similar transaction or business combination involving Parent or Acquisition Corp. Parent and Acquisition Corp. agree to immediately notify the Company of the substance of any transaction inquiry, proposal or offer concerning Parent or Acquisition Corp. that either Parent or Acquisition Corp. may receive.
(f) neither Parent nor Acquisition Corp. will enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of their officers and employees;
(g) except as otherwise expressly contemplated by this Agreement, neither Parent nor Acquisition Corp. shall undertake or permit any action that would (i) require any additional disclosure under Section 5.10 hereof; (ii) result in a breach of the representations and warranties contained in Article V; or (iii) likely result in a Material Adverse Effect on Parent or Acquisition Corp;

(h) Parent shall have merged with and into a Delaware corporation, in form and substance reasonably satisfactory to the Company, and in accordance with applicable laws of the State of Nevada and the State of Delaware, for the sole purpose of changing the domicile of Parent from the State of Nevada to the State of Delaware, and Parent shall have taken any and all action reasonably necessary in connection therewith such that Parent’s Common Stock shall continue to be quoted on the OTC Bulletin Board;
(i) Parent shall have filed a registration statement under the Exchange Act such that Parent’s Common Stock will be registered under the Exchange Act; and
(j) Subject to Section 10.4 hereof, Parent shall have paid, or caused to be paid, to the Persons entitled thereto, all of the Selling Expenses.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing Date of all of its properties, books, Contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (i) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (ii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that: (a) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information); (b) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing; and (c) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request provided, that the requested party will promptly so notify the other party so that the other party may have a reasonable opportunity to seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

7.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, Consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.
7.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission; provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.
7.4 Appointment of Directors. Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 8.2(f)(v) hereof, and shall cause the persons listed as directors in Exhibit F hereto to be elected to the Board of Directors of Parent.
7.5 Parent Name Change and Exchange Listing. At the Effective Time, Parent shall take all required legal actions to change its corporate name from “Cody Resources, Inc.” to “ChromaDex Corporation.”
7.6 Shareholder Consent.
(a) The Board of Directors of the Company may at any time prior to approval of the Shareholders (i) decline to make, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Merger or (ii) recommend and declare advisable any other offer or proposal, to the extent the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, changing or declining to make its recommendation regarding this Agreement or the Merger or recommending and declaring advisable any other offer or proposal is necessary to comply with its fiduciary duties under applicable law (which declinations, withdrawal, modification or change shall not constitute a breach by the Company of this Agreement). The Company shall provide written notice to Parent promptly upon the Company taking any action referred to in the foregoing proviso.
(b) Pursuant to the CGCL, at any time before the agreement of merger, together with the appropriate officers’ certificates, is filed with the office of the Secretary of State of the State of California, including any time after the Merger is authorized by the Shareholders, the Merger may be abandoned and this Agreement may be terminated in accordance with the terms hereof, without further action by the Shareholders.

7.7 Parent Exchange Requirements. Between the date hereof and the Closing Date, (i) Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board, and (ii) Parent will provide to the Company copies of any and all amendments or supplements to Parent SEC Documents filed with the Commission since the date of this Agreement and all subsequent registration statements and reports filed by Parent subsequent to the filing of Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.
7.8 Notification of Certain Matters. The Company, on the one hand, and Parent and Acquisition Corp., on the other hand, agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event the occurrence or failure to occur of which would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time in any material respect from the date of this Agreement to the Closing Date; (ii) any failure on its part to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (iii) the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely. The Company, on the one hand, and Parent and Acquisition Corp, on the other hand, shall have the continuing obligation until the Closing promptly to supplement or amend the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively; provided, however, that for the purpose of the rights and obligations of the parties under this Agreement, except to the extent waived in writing by the affected party, no such supplement or amendment to the Company Disclosure Schedule and the Parent Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII.
ARTICLE VIII
CONDITIONS OF PARTIES’ OBLIGATIONS
8.1 Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.
(a) No Errors, etc. Each of the representations and warranties made by the Company contained in this Agreement that are qualified by materiality will be true and correct in all respects and all of the representations and warranties made by the Company contained in this Agreement that are not so qualified will be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).
(b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or circumstance that has resulted in a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on the Company.
(d) Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 8.1.
(e) No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.
(f) Supporting Documents. Parent and Acquisition Corp. shall have received the following:
(i) Copies of resolutions of the Board of Directors and the shareholders of the Company, certified by the Secretary of the Company, authorizing and approving the Merger and the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other documents and instruments to be delivered pursuant hereto and thereto.
(ii) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers of the Company authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified since the date hereof.
(iii) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the office of the Secretary of State of the State of California.
(iv) An agreement of merger, together with an appropriate officer’s certificate of the Company attached thereto, duly executed by the Company.
(g) Capitalization of the Company. The number of issued and outstanding shares of Company Common Stock at Closing shall not exceed 26,500,000.

8.2 Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Company:
(a) No Errors, etc. Each of the representations and warranties made by Parent and Acquisition Corp. contained in this Agreement that are qualified by materiality will be true and correct in all respects and all of the representations and warranties made by Parent and Acquisition Corp. contained in this Agreement that are not so qualified will be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).
(b) Compliance with Agreement. Each of Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or circumstance that has resulted in a Material Adverse Effect on Parent or Acquisition Corp., and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on Parent or Acquisition Corp.
(d) Certificate of Officers. Each of Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on its behalf by its Chief Executive Officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 8.2.
(e) No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(f) Supporting Documents. The Company shall have received the following:
(i) Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors, the sole shareholder of Acquisition Corp. and the stockholders of Parent, certified by their respective Secretaries, authorizing and approving the Merger and the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other documents and instruments to be delivered by them pursuant hereto and thereto.
(ii) A copy of each of Parent’s and Acquisition Corp.’s charter, certified by the office of the Secretary of State of the State of incorporation.
(iii) A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers of Parent and Acquisition Corp. authorized to execute the documents referred to in subparagraph (i) above and further certifying that the charter and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.
(iv) A certificate, dated the Closing Date, executed by the Secretary of each of Parent and Acquisition Corp., certifying that, except for the filing of the agreement of merger, together with the appropriate officer’s certificates, with the office of the Secretary of State of the State of California: (i) all Consents with any court, governmental body or instrumentality that are required to be obtained by Parent or Acquisition Corp. for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained; and (ii) no Action before any court, governmental body or agency has been threatened, asserted or instituted against Parent or Acquisition Corp. to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.
(v) The executed resignations of all directors and officers of Parent, with such resignations to take effect at the Effective Time.
(vi) Evidence as of a recent date of the good standing and corporate existence of each of Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation.
(vii) The original corporate record books and stock record books of Parent and Acquisition Corp.

(viii) A agreement of merger, together with an appropriate officer’s certificate of Acquisition Corp. attached thereto, duly executed by Acquisition Corp.
(ix) Evidence that Donald Sampson shall have irrevocably committed to contribute to the capital of Parent immediately after the Effective Date all of his shares of Parent Common Stock without consideration therefor.
(x) Certificates of merger, as filed in the States of Delaware and Nevada, certifying as to the merger of Parent with and into a Delaware corporation solely for purposes of changing the domicile of Parent from the State of Nevada to the State of Delaware.
(xi) Evidence that Parent shall have obtained a new CUSIP number and applied for a new trading symbol after changing its domicile from the State of Nevada to the State of Delaware.
(xii) The registration statement filed by Parent under the Exchange Act covering Parent’s Common Stock shall have been declared effective (or shall automatically be deemed effective) by the Securities and Exchange Commission.
(xiii) Letters of Transmittal and the Written Consent, duly executed by Shareholders of the Company who hold not less than 99% of the outstanding Company Common Stock.
(xiv) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.
(g) Due Diligence. The Company shall have been and shall continue to be satisfied in its sole discretion (regardless of (i) the satisfaction of any or all of the other closing conditions, (ii) any knowledge of such matters on or prior to the Closing Date or (iii) any indication previously given by, or on behalf of, the Company with respect to the satisfaction of any such matter) with the results of its and its representatives’ due diligence investigation and evaluation of Parent and Acquisition Corp. and each of the transactions contemplated hereby.

ARTICLE IX
TERMINATION PRIOR TO CLOSING
9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of the Company, Parent and Acquisition Corp.;
(b) by the Company, if Parent or Acquisition Corp. materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within five (5) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);
(c) by Parent and Acquisition Corp., if the Company materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within five (5) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);
(d) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby;
(e) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to June 10, 2008, for any reason other than delay or nonperformance of the party seeking such termination; or
(f) by the Company if the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that termination pursuant to this Section 9.1(f) is necessary to comply with its fiduciary duties under applicable law as provided in Section 7.6(a) hereof.
9.2 Termination of Obligations. Termination of this Agreement pursuant to Section 9.1 hereof shall terminate all obligations of the parties hereunder, except for the obligations under Article IX and Sections 10.4, 10.7, 10.14 and 10.15 hereof; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 9.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.
ARTICLE X
MISCELLANEOUS
10.1 Amendments. Subject to applicable law, this Agreement may be amended or modified only by the parties by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties at any time prior to the Effective Time; provided, however, that after the approval of the Merger by the Shareholders, no amendment or modification of this Agreement shall be made that by law requires further approval from the Shareholders without such further approval.

10.2 Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (iii) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to Parent or Acquisition Corp., to:	Cody Resources, Inc.
Attention: Donald Sampson
2915 W. Charleston Blvd., Suite 7
Las Vegas, NV 89102
Telephone: (702) 383-5862
Facsimile:

with a copy to:

Andrew J. Levinson
1350 Broadway, 11th Floor
New York, NY 10018
Telephone: (212) 216-8036
Facsimile: (646) 390-6307

If to the Company, to:	ChromaDex, Inc.
Attention: Frank Jaksch, President
10005 Muirlands Blvd., Suite G
Irvine, CA 92618
Telephone: (949) 419-0288
Facsimile: (949) 419-0294

with a copy to:

Manatt, Phelps & Phillips, LLP
Attention: Bart Greenberg
695 Town Center Drive
Fourteenth Floor
Costa Mesa, CA 92626
Telephone: (714) 371-2518
Facsimile: (714) 371-2560
or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 10.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

10.3 Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits attached hereto or referred to herein and the Ancillary Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof and thereof.
10.4 Expenses. Except as otherwise expressly provided herein, whether or not the Merger occurs, (i) all expenses and fees incurred by the Company or any shareholder thereof shall be borne solely and entirely by the party that has incurred the same, and (ii) all expenses and fees incurred by Parent and Acquisition Corp., or any shareholder thereof, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Merger occurs, the Surviving Corporation agrees to pay to Andrew J. Levinson, legal counsel to Parent, on behalf of and for the benefit of Parent, $20,000 in consideration and in full and final payment of all legal fees and expenses incurred by Parent and Acquisition Corp., or any shareholder thereof, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which payment shall be made no later than the first business day after the Effective Time.
10.5 Severability. If any term or other provision of this Agreement or any of the Ancillary Agreements is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement and the Ancillary Agreements will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to amend or modify this Agreement or the Ancillary Agreement, as the case may be, so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
10.6 Successors and Assigns; Assignment. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Neither this Agreement, the Ancillary Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned or delegated by any of the parties prior the Effective Time without, in the case of Parent, the prior written approval of the Company and, in the case of the Company, the prior written approval of Parent.
10.7 No Third Party Beneficiaries. Except as set forth in Section 10.6, nothing herein expressed or implied shall be construed to give any person other than the parties (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

10.8 Counterparts; Delivery by Facsimile/E-Mail. This Agreement may be executed in multiple counterparts, and by the different parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and the Ancillary Agreements, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any of the Ancillary Agreements, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
10.9 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and breaches of the warranties of the other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
10.10 No Constructive Waivers. No failure or delay on the part of any party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.11 Further Assurances. The parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out fully the intent and purposes of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
10.12 Recitals. The recitals set forth above are incorporated herein and, by this reference, are made part of this Agreement as if fully set forth herein.
10.13 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.14 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law principles.

10.15 Dispute Resolution. The parties shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 10.15. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Orange County, California by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 10.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.
10.16 Interpretation.
(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c) The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(d) The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refers to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be Frank Jaksch and Tom Varvaro. For the purposes hereof, the “Applicable Knowledge Group” with respect to Parent and the Acquisition Corp. shall be Donald Sampson and Barbara Grant.
(e) The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f) For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
(g) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(h) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.
(i) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY CHROMADEX, INC.
BY:	/s/ Frank Jaksch
	Name:	Frank Jaksch
	Title:	President & CEO

PARENT CODY RESOURCES, INC.
BY:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

ACQUISITION CORP. CDI ACQUISITION, INC.
BY:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of this 10th day of June 2008, by and among Cody Resources, Inc., a Nevada corporation (“Parent”), CDI Acquisition, Inc., a California corporation (“Acquisition Corp.”) and ChromaDex, Inc., a California corporation (the “Company”).
R E C I T A L S
A. The Company, Parent, and Acquisition Corp. are parties to that certain Agreement and Plan of Merger dated May 21, 2008 (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company. Capitalized terms used herein but which are not otherwise defined shall have the meanings given to such terms in the Merger Agreement.
B. The Company, Parent and Acquisition Corp. desire that the Merger Agreement, including the Company Disclosure Schedules, be amended and supplemented, on the terms and subject to the conditions of this Amendment.
A G R E E M E N T
In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and in the Merger Agreement, the parties, intending to be legally bound, agree to amend and supplement the Merger Agreement as follows:
1. Termination of the Merger Agreement. Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
"(e)” by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to June 30, 2008, for any reason other than delay or nonperformance of the party seeking such termination; or”
2. Schedule 4.10 of the Company Disclosure Schedules. Paragraph 11 on Schedule 4.10 of the Company Disclosure Schedule is hereby amended by adding the following after subsection (e) thereof:
"(f) Patent License Agreement dated August 19, 2005, by and between the Company and the Board of Regents of the University of Texas System.”
3. Effective Date. This Amendment shall be deemed to be effective as of the date hereof.

4. Effect of Amendment. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect. In addition, if there are any inconsistencies between the Merger Agreement and this Amendment, the terms of this Amendment shall prevail and control for all purposes.
5. Governing Law. This Amendment shall be construed in accordance with and governed by the Laws of the State of California without giving effect to the principles of conflict of laws.
6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CODY RESOURCES, Inc., a Nevada corporation
By:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

CDI ACQUISITION, INC., a California corporation
By:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

CHROMADEX, INC., a California corporation
By:	/s/ Frank Jaksch, Jr.
	Name:	Frank Jaksch, Jr.
	Title:	President

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of this 10th day of June 2008, by and among Cody Resources, Inc., a Nevada corporation (“Parent”), CDI Acquisition, Inc., a California corporation (“Acquisition Corp.”), and ChromaDex, Inc., a California corporation (the “Company”).
R E C I T A L S
A. The Company, Parent, and Acquisition Corp. are parties to that certain Agreement and Plan of Merger dated May 21, 2008 (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company. Capitalized terms used herein but which are not otherwise defined shall have the meanings given to such terms in the Merger Agreement.
B. The Company, Parent and Acquisition Corp. desire that the Merger Agreement, including the Company Disclosure Schedules, be amended and supplemented, on the terms and subject to the conditions of this Amendment.
A G R E E M E N T
In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and in the Merger Agreement, the parties, intending to be legally bound, agree to amend and supplement the Merger Agreement as follows:
1. Termination of the Merger Agreement. Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(e) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to June 30, 2008, for any reason other than delay or nonperformance of the party seeking such termination; or”
2. Schedule 4.10 of the Company Disclosure Schedules. Paragraph 11 on Schedule 4.10 of the Company Disclosure Schedule is hereby amended by adding the following after subsection (e) thereof:
“(f) Patent License Agreement dated August 19, 2005, by and between the Company and the Board of Regents of the University of Texas System.”
3. Effective Date. This Amendment shall be deemed to be effective as of the date hereof.

4. Effect of Amendment. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect. In addition, if there are any inconsistencies between the Merger Agreement and this Amendment, the terms of this Amendment shall prevail and control for all purposes.
5. Governing Law. This Amendment shall be construed in accordance with and governed by the Laws of the State of California without giving effect to the principles of conflict of laws.
6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CODY RESOURCES, Inc., a Nevada corporation
By:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

CDI ACQUISITION, INC., a California corporation
By:	/s/ Donald Sampson
	Name:	Donald Sampson
	Title:	President

CHROMADEX, INC., a California corporation
By:	/s/ Frank Jaksch, Jr.
	Name:	Frank Jaksch, Jr.
	Title:	President

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